Exhibit 99.1

TransDigm Group Reports Fiscal 2019 Second Quarter Results

Cleveland, Ohio, May 7, 2019/PRNewswire/ -- TransDigm Group Incorporated (NYSE: TDG), a leading global designer, producer and supplier of highly engineered aircraft components, today reported results for the second quarter ended March 30, 2019.

Highlights for the second quarter include:

•	Net sales of $1,195.9 million, up 28.2% from $933.1 million;

•	Net income from continuing operations of $202.4 million, up 0.3% from $201.8 million;

•	Earnings per share from continuing operations of $3.60, down 0.8% from $3.63;

•	EBITDA As Defined of $571.8 million, up 23.5% from $463.1 million;

•	Adjusted earnings per share of $4.21, up 11.1% from $3.79; and

•	Upward revision to fiscal 2019 sales, EBITDA As Defined and adjusted earnings per share guidance.

During the quarter, on March 14, 2019, TransDigm completed the acquisition of Esterline Technologies Corporation (NYSE:ESL), a supplier of products to the global aerospace and defense industry. Esterline shareholders received $122.50 per share in cash, without interest in a transaction valued at approximately $4 billion in total consideration, including the pay off of Esterline debt.

Also during the quarter, on February 13, 2019 TransDigm completed the private offerings of $4.0 billion aggregate principal amount of 6.25% Senior Secured Notes due 2026 and $550 million aggregate principal amount of 7.50% Senior Subordinated Notes due 2027.

The net proceeds of the $4.0 billion secured notes were used to both fund the purchase price of the Esterline acquisition and to allow for substantial near term financial flexibility.

The net proceeds from the $550 million of subordinated notes were used to redeem all of the Company's outstanding senior subordinated notes due 2020 and replaced them with notes due 2027.

These events above significantly impacted certain year-over-year comparisons.

Net sales for the quarter rose 28.2%, or $262.8 million, to $1,195.9 million from $933.1 million in the comparable quarter a year ago. Organic sales growth was 11.0%. Acquisition sales contributed $160.4 million, of which $122.0 million were from Esterline for the 17 days of ownership in the quarter.

Net income from continuing operations for the quarter increased 0.3% to $202.4 million, or $3.60 per share, compared to $201.8 million, or $3.63 per share, in the comparable quarter a year ago. The increase in net sales described above was offset primarily by higher interest expense and effective tax rate related to the new debt issued to fund the purchase of Esterline as well as to allow for substantial near term financial flexibility. Higher operating costs and acquisition-related expenses attributable to Esterline also had a negative impact on net income. Excluding these negative impacts, the strong operating performance of the core TransDigm business would have translated to higher net income and earnings per share growth.

Adjusted net income for the quarter increased 12.4% to $237.0 million, or $4.21 per share, from $210.8 million, or $3.79 per share, in the comparable quarter a year ago.

EBITDA for the quarter increased 15.9% to $509.4 million from $439.4 million for the comparable quarter a year ago. EBITDA As Defined for the period increased 23.5% to $571.8 million compared with $463.1 million in the comparable quarter a year ago. EBITDA As Defined as a percentage of net sales for the quarter was 47.8%. Esterline contributed $26.7 million of EBITDA As Defined in the current quarter. Excluding Esterline, EBITDA As Defined as a percentage of net sales for the quarter was 50.8%.

“We are pleased with our second quarter results and the strength of our base business,” stated Kevin Stein, TransDigm Group’s President and Chief Executive Officer. “Organic revenue growth was 11% in the quarter driven by good growth across all major end markets. Our core EBITDA As Defined, excluding the dilutive impact of Esterline and the acquisitions completed in fiscal 2018, continued to expand sequentially and over the prior year period to 51.5% in the quarter.
In addition to the focus on our base business, it was a busy quarter with the completion of the Esterline acquisition, our largest acquisition to date. Our second quarter results include $122 million of revenue and $27 million of EBITDA As Defined reflecting 17 days of Esterline ownership. Please note the implied Esterline margin from this short period is higher than should be expected for the balance of the fiscal year primarily due to an elevated level of shipments at quarter end.”
He continued, "Lastly, our decision in the quarter to borrow substantial additional funds impacted our quarterly net income, but we believe the significant near term flexibility and attractive cost will serve us well in the future."
Year-to-Date Results

Net sales for the twenty-six week period ended March 30, 2019 rose 22.9%, or $408.2 million, to $2,189.2 million from $1,781.0 million in the comparable period last year. Organic sales growth was 11.3%.

Net income from continuing operations for the twenty-six week period ended March 30, 2019 declined 22.5% to $398.5 million, or $6.65 per share, compared to $513.9 million, or $8.23 per share, in the comparable period last year. The increase in net sales was more than offset by a higher effective tax rate of 22.9% for the current year compared to (17.3%) for the twenty-six week period ended March 31, 2018. The prior year period was favorably impacted by the enactment of the U.S. Tax Cuts and Jobs Act (tax reform) and included a one-time provisional net tax benefit of $147.1 million, or $2.65 per share. To a lesser extent, higher interest expense and acquisition-related costs also negatively impacted net income.

Earnings per share were reduced in both 2019 and 2018 by $0.43 per share and $1.01 per share, respectively, representing dividend equivalent payments made during each year.

Adjusted net income for the twenty-six week period ended March 30, 2019 decreased 13.0% to $453.3 million, or $8.06 per share, from $520.9 million, or $9.37 per share, in the comparable period a year ago. Adjusted earnings per share in the prior fiscal year included $2.65 per share of one-time favorable impact from the enactment of tax reform. Excluding this favorable tax impact, current earnings per share increased 19.9% over $6.72 per share in the prior year.

EBITDA for the twenty-six week period ended March 30, 2019 increased 17.6% to $966.6 million from $822.0 million for the comparable period a year ago. EBITDA As Defined for the period increased 22.4% to $1,058.4 million compared with $864.7 million in the comparable period a year ago. EBITDA As Defined as a percentage of net sales for the period was 48.3%. Esterline contributed $26.7 million of EBITDA As Defined in the current year. Excluding Esterline, EBITDA As Defined as a percentage of net sales for the current period was 49.9%.

Please see the attached tables for a reconciliation of net income to EBITDA, EBITDA As Defined, and adjusted net income; a reconciliation of net cash provided by operating activities to EBITDA and EBITDA As Defined, and a reconciliation of earnings per share to adjusted earnings per share for the periods discussed in this press release.

Fiscal 2019 Outlook
Mr. Stein stated, "We are increasing our full year guidance to include the strong year-to-date performance of our base business and 6.5 months of the lower margin Esterline acquisition, partially offset by the impact of the financing activities completed during the quarter." Assuming no additional acquisitions, and based on current market conditions, TransDigm now expects fiscal 2019 financial guidance to be as follows:

•	Net sales are anticipated to be in the range of $5,395 million to $5,485 million compared with $3,811 million in fiscal 2018 (an increase of $1,250 million at the mid-point);

•	Net income from continuing operations is anticipated to be in the range of $686 million to $724 million compared with $962 million in fiscal 2018 (a decrease of $169 million at the mid-point) (1) ;

•
Earnings per share from continuing operations is expected to be in the range of $11.75 to $12.43 per share based upon weighted average shares outstanding of 56.3 compared with $16.28 per share in fiscal 2018 (a decrease of $3.01 at the mid-point) (1);

•	EBITDA As Defined is anticipated to be in the range of $2,325 million to $2,365 million compared with $1,877 million in fiscal 2018 (an increase of $255 million at the mid-point); and

•	Adjusted earnings per share is expected to be in the range of $16.47 to $17.15 per share compared with $17.83 per share in fiscal 2018 (an increase of $0.05 at the mid-point).

•	Other key financial expectations for fiscal 2019 guidance:

◦	Net interest expense of $880 million;

◦	Depreciation and amortization expense of $220 million ($32 million of intangible backlog amortization is excluded from adjusted earnings per share calculation);

◦	Acquisition-related transaction and integration costs of $235 million; and

◦	GAAP and cash effective tax rate of 24% to 25%; adjusted tax rate of 26%.
(1) Fiscal 2018 net income includes a one-time provisional benefit of $146.4 million, or $2.63 per share due to the enactment of tax reform. Excluding the one-time provisional tax benefit, fiscal 2018 earnings per share from continuing operations would be $13.65 per share.
Please see the attached table 6 for a reconciliation of EBITDA, EBITDA As Defined to net income and reported earnings per share to adjusted earnings per share guidance mid-point estimated for the fiscal year ending September 30, 2019. Additionally, please see the attached table 7 for comparison of the current fiscal year 2019 guidance versus the previously issued fiscal year 2019 guidance.

Earnings Conference Call
TransDigm Group will host a conference call for investors and security analysts on May 7, 2019, beginning at 11:00 a.m., Eastern Time. To join the call, dial (888) 558-9538 and enter the pass code 1169416. International callers should dial (760) 666-3183 and use the same pass code. A live audio webcast can be accessed online at http://www.transdigm.com. A slide presentation will also be available for reference during the conference call; go to the investor relations page of our website and click on “Presentations.”
The call will be archived on the website and available for replay at approximately 2:00 p.m., Eastern Time. A telephone replay will be available for one week by dialing (855) 859-2056 and entering the pass code 1169416. International callers should dial (404) 537-3406 and use the same pass code.
About TransDigm Group
TransDigm Group, through its wholly-owned subsidiaries, is a leading global designer, producer and supplier of highly engineered aircraft components for use on nearly all commercial and military aircraft in service today. Major product offerings, substantially all of which are ultimately provided to end-users in the aerospace industry, include mechanical/electro-mechanical actuators and controls, ignition systems and engine technology, specialized pumps and valves, power conditioning devices, specialized AC/DC electric motors and generators, NiCad batteries and chargers, engineered latching and locking devices, rods and locking devices, engineered connectors and elastomers, databus and power controls, cockpit security components and systems, specialized cockpit displays, aircraft audio systems, specialized lavatory components, seat belts and safety restraints, engineered interior surfaces and related components, lighting and control technology, military personnel parachutes, high performance hoists, winches and lifting devices, and cargo loading, handling and delivery systems.
TransDigm acquired Esterline in the second quarter of fiscal 2019. Esterline includes a collection of over 20 business units that primarily develop, produce and market products for the aerospace and defense industry. TransDigm is currently in the process of integrating Esterline as well as evaluating the strategic fit and description of each individual Esterline business unit.

Non-GAAP Supplemental Information
EBITDA, EBITDA As Defined, EBITDA As Defined Margin, adjusted net income and adjusted earnings per share are non-GAAP financial measures presented in this press release as supplemental disclosures to net income and reported results. TransDigm Group defines EBITDA as earnings before interest, taxes, depreciation and amortization and defines EBITDA As Defined as EBITDA plus certain non-operating items, refinancing costs, acquisition-related costs, transaction-related costs and non-cash charges incurred in connection with certain employee benefit plans. TransDigm Group defines adjusted net income as net income plus purchase accounting backlog amortization expense, effects from the sale on businesses, refinancing costs, acquisition-related costs, transaction-related costs and non-cash charges incurred in connection with certain employee benefit plans. EBITDA As Defined Margin represents EBITDA As Defined as a percentage of net sales. TransDigm Group defines adjusted diluted earnings per share as adjusted net income divided by the total shares for basic and diluted earnings per share. For more information regarding the computation of EBITDA, EBITDA As Defined and adjusted net income and adjusted earnings per share, please see the attached financial tables.
TransDigm Group presents these non-GAAP financial measures because it believes that they are useful indicators of its operating performance. TransDigm Group believes that EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties to measure operating performance among companies with different capital structures, effective tax rates and tax attributes, capitalized asset values and employee compensation structures, all of which can vary substantially from company to company. In addition, analysts, rating agencies and others use EBITDA to evaluate a company’s ability to incur and service debt. EBITDA As Defined is used to measure TransDigm Inc.’s compliance with the financial covenant contained in its credit facility. TransDigm Group’s management also uses EBITDA As Defined to review and assess its operating performance, to prepare its annual budget and financial projections and to review and evaluate its management team in connection with employee incentive programs. Moreover, TransDigm Group’s management uses EBITDA As Defined to evaluate acquisitions and as a liquidity measure. In addition, TransDigm Group’s management uses adjusted net income as a measure of comparable operating performance between time periods and among companies as it is reflective of changes in pricing decisions, cost controls and other factors that affect operating performance.
None of EBITDA, EBITDA As Defined, EBITDA As Defined Margin, adjusted net income or adjusted earnings per share is a measurement of financial performance under GAAP and such financial measures should not be considered as an alternative to net income, operating income, earnings per share, cash flows from operating activities or other measures of performance determined in accordance with GAAP. In addition, TransDigm Group’s calculation of these non-GAAP financial measures may not be comparable to the calculation of similarly titled measures reported by other companies.
Although we use EBITDA and EBITDA As Defined as measures to assess the performance of our business and for the other purposes set forth above, the use of these non-GAAP financial measures as analytical tools has limitations, and you should not consider any of them in isolation, or as a substitute for analysis of our results of operations as reported in accordance with GAAP. Some of these limitations are:

•	neither EBITDA nor EBITDA As Defined reflects the significant interest expense, or the cash requirements necessary to service interest payments, on our indebtedness;

•
although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and neither EBITDA nor EBITDA As Defined reflects any cash requirements for such replacements;

•	the omission of the substantial amortization expense associated with our intangible assets further limits the usefulness of EBITDA and EBITDA As Defined;

•	neither EBITDA nor EBITDA As Defined includes the payment of taxes, which is a necessary element of our operations; and

•	EBITDA As Defined excludes the cash expense we have incurred to integrate acquired businesses into our operations, which is a necessary element of certain of our acquisitions.

Forward-Looking Statements
Statements in this press release that are not historical facts, including statements under the heading “Fiscal 2019 Outlook,” are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.Words such as “believe,” “may,” “will,” “should,” “expect,” “intend,” “plan,” “predict,” “anticipate,” “estimate,” or “continue” and other words and terms of similar meaning may identify forward-looking statements.
All forward-looking statements involve risks and uncertainties which could affect TransDigm Group’s actual results and could cause its actual results to differ materially from those expressed or implied in any forward-looking statements made by, or on behalf of, TransDigm Group. These risks and uncertainties include but are not limited to: the sensitivity of our business to the number of flight hours that our customers’ planes spend aloft and our customers’ profitability, both of which are affected by general economic conditions; future geopolitical or worldwide events; cyber-security threats and natural disasters; our reliance on certain customers; the U.S. defense budget and risks associated with being a government supplier; failure to maintain government or industry approvals; failure to complete or successfully integrate acquisitions; our substantial indebtedness; potential environmental liabilities; liabilities arising in connection with litigation; increases in raw material costs, taxes and labor costs that cannot be recovered in product pricing; risks and costs associated with our international sales and operations; and other risk factors. Further information regarding the important factors that could cause actual results to differ materially from projected results can be found in TransDigm Group’s Annual Report on Form 10-K and other reports that TransDigm Group or its subsidiaries have filed with the Securities and Exchange Commission. Except as required by law, TransDigm Group undertakes no obligation to revise or update the forward-looking statements contained in this press release.

Contact:	Liza Sabol
Director of Investor Relations
216-706-2945
ir@transdigm.com

TRANSDIGM GROUP INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
FOR THE THIRTEEN AND TWENTY-SIX WEEK PERIODS ENDED				Table 1
MARCH 30, 2019 AND MARCH 31, 2018
(Amounts in thousands, except per share amounts)
(Unaudited)
	Thirteen Week Periods Ended		Twenty-Six Week Periods Ended
	March 30, 2019	March 31, 2018	March 30, 2019	March 31, 2018
NET SALES	$1,195,938	$933,070	$2,189,240	$1,781,030
COST OF SALES	536,618	398,996	965,803	770,306
GROSS PROFIT	659,320	534,074	1,223,437	1,010,724
SELLING AND ADMINISTRATIVE EXPENSES	164,366	107,526	286,549	214,054
AMORTIZATION OF INTANGIBLE ASSETS	23,063	17,457	43,097	34,569
INCOME FROM OPERATIONS	471,891	409,091	893,791	762,101
INTEREST EXPENSE - NET	201,409	161,266	373,409	322,199
REFINANCING COSTS	3,298	638	3,434	1,751
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	267,184	247,187	516,948	438,151
INCOME TAX PROVISION	64,552	45,347	118,274	(75,700)
INCOME FROM CONTINUING OPERATIONS INCLUDING NONCONTROLLING INTERESTS	202,632	201,840	398,674	513,851
NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTERESTS	(224)	—	(224)	—
NET INCOME FROM CONTINUING OPERATIONS ATTRIBUTABLE TO TD GROUP	202,408	201,840	398,450	513,851
LOSS FROM DISCONTINUED OPERATIONS, NET OF TAX	—	(5,562)	—	(2,798)
NET INCOME ATTRIBUTABLE TO TD GROUP	$202,408	$196,278	$398,450	$511,053
NET INCOME APPLICABLE TO TD GROUP COMMON STOCK	$202,408	$196,278	$374,141	$454,905
Net earnings per share attributable to TD Group stockholders:
Net earnings per share from continuing operations - basic and diluted	$3.60	$3.63	$6.65	$8.23
Net loss per share from discontinued operations - basic and diluted	—	(0.10)	—	(0.05)
Net earnings per share	$3.60	$3.53	$6.65	$8.18
Weighted-average shares outstanding:
Basic and diluted	56,265	55,605	56,265	55,599

TRANSDIGM GROUP INCORPORATED
SUPPLEMENTAL INFORMATION - RECONCILIATION OF EBITDA,
EBITDA AS DEFINED TO NET INCOME
FOR THE THIRTEEN AND TWENTY-SIX WEEK PERIODS ENDED				Table 2
MARCH 30, 2019 AND MARCH 31, 2018
(Amounts in thousands, except per share amounts)
(Unaudited)
	Thirteen Week Periods Ended		Twenty-Six Week Periods Ended
	March 30, 2019	March 31, 2018	March 30, 2019	March 31, 2018
Net income including noncontrolling interests	$202,632	$196,278	$398,674	$511,053
Less: Loss from discontinued operations, net of tax (1)	—	(5,562)	—	(2,798)
Income from continuing operations including noncontrolling interests	202,632	201,840	398,674	513,851
Adjustments:
Depreciation and amortization expense	40,808	30,970	76,226	61,609
Interest expense, net	201,409	161,266	373,409	322,199
Income tax provision	64,552	45,347	118,274	(75,700)
EBITDA	509,401	439,423	966,583	821,959
Adjustments:
Acquisition-related expenses and adjustments (2)	38,327	4,485	50,066	6,559
Non-cash stock compensation expense (3)	20,543	11,590	38,273	22,703
Refinancing costs (4)	3,298	638	3,434	1,751
Other, net (5)	189	6,987	90	11,684
Gross Adjustments to EBITDA	62,357	23,700	91,863	42,697
EBITDA As Defined	$571,758	$463,123	$1,058,446	$864,656
EBITDA As Defined, Margin (6)	47.8%	49.6%	48.3%	48.5%

(1) During the fourth quarter of fiscal 2017, the Company committed to disposing of Schroth in connection with the settlement of a Department of Justice investigation into the competitive effects of the acquisition. Therefore, Schroth was classified as held-for-sale beginning September 30, 2017. On January 26, 2018, the Company completed the sale of Schroth in a management buyout to a private equity fund and certain members of Schroth management for approximately $61.4 million, which included a working capital adjustment of $0.3 million that was settled in July 2018.

(2) Represents accounting adjustments to inventory associated with acquisitions of businesses and product lines that were charged to cost of sales when the inventory was sold; costs incurred to integrate acquired businesses and product lines into TD Group's operations, facility relocation costs and other acquisition-related costs; transaction-related costs comprising deal fees; legal, financial and tax due diligence expenses; and valuation costs that are required to be expensed as incurred.

(3) Represents the compensation expense recognized by TD Group under our stock incentive plans.

(4) Represents costs expensed related to debt financing activities, including new issuances, extinguishments, refinancings and amendments to existing agreements.

(5) Primarily represents foreign currency transaction gain or loss, payroll withholding taxes related to dividend equivalent payments and stock option exercises, and gain or loss on sale of fixed assets.

(6) The EBITDA As Defined margin represents the amount of EBITDA As Defined as a percentage of sales.

TRANSDIGM GROUP INCORPORATED
SUPPLEMENTAL INFORMATION - RECONCILIATION OF
REPORTED EARNINGS PER SHARE TO
ADJUSTED EARNINGS PER SHARE
FOR THE THIRTEEN AND TWENTY-SIX WEEK PERIODS ENDED				Table 3
MARCH 30, 2019 AND MARCH 31, 2018
(Amounts in thousands, except per share amounts)
(Unaudited)
	Thirteen Week Periods Ended		Twenty-Six Week Periods Ended
	March 30, 2019	March 31, 2018	March 30, 2019	March 31, 2018
Reported Earnings Per Share
Income from continuing operations including noncontrolling interests	$202,632	$201,840	$398,674	$513,851
Net income attributable to noncontrolling interests	(224)	—	(224)	—
Net income from continuing operating attributable to TD Group	202,408	201,840	398,450	513,851
Less dividends paid on participating securities	—	—	(24,309)	(56,148)
	202,408	201,840	374,141	457,703
Loss from discontinued operations, net of tax	—	(5,562)	—	(2,798)
Net income applicable to TD Group common stock - basic and diluted	$202,408	$196,278	$374,141	$454,905
Weighted-average shares outstanding under the two-class method
Weighted-average common shares outstanding	52,979	52,229	52,886	52,127
Vested options deemed participating securities	3,286	3,376	3,379	3,472
Total shares for basic and diluted earnings per share	56,265	55,605	56,265	55,599
Net earnings per share attributable to TD Group from continuing operations - basic and diluted	$3.60	$3.63	$6.65	$8.23
Net earnings per share attributable to TD Group from discontinued operations - basic and diluted	—	(0.10)	—	(0.05)
Basic and diluted earnings per share	$3.60	$3.53	$6.65	$8.18
Adjusted Earnings Per Share
Net income from continuing operations	$202,632	$201,840	$398,674	$513,851
Gross adjustments to EBITDA	62,357	23,700	91,863	42,697
Purchase accounting backlog amortization	3,776	675	4,710	1,084
Tax adjustment	(31,795)	(15,374)	(41,932)	(36,759)
Adjusted net income	$236,970	$210,841	$453,315	$520,873
Adjusted diluted earnings per share under the two-class method	$4.21	$3.79	$8.06	$9.37
Diluted Earnings Per Share to Adjusted Earnings Per Share
Diluted earnings per share from continuing operations	$3.60	$3.63	$6.65	$8.23
Adjustments to diluted earnings per share:
Inclusion of the dividend equivalent payments	—	—	0.43	1.01
Non-cash stock compensation expense	0.26	0.16	0.50	0.44
Acquisition-related expenses	0.53	0.07	0.72	0.15
Refinancing costs	0.04	0.01	0.05	0.03
Reduction in income tax provision due to excess tax benefits on stock compensation	(0.22)	(0.18)	(0.29)	(0.72)
Other, net	—	0.10	—	0.23
Adjusted earnings per share	4.21	3.79	8.06	9.37
Less: One-time impact of tax reform	—	—	—	(2.65)
Adjusted earnings per share excluding tax reform	$4.21	$3.79	$8.06	$6.72

TRANSDIGM GROUP INCORPORATED
SUPPLEMENTAL INFORMATION - RECONCILIATION OF NET CASH		Table 4
PROVIDED BY OPERATING ACTIVITIES TO EBITDA,
EBITDA AS DEFINED
FOR THE TWENTY-SIX WEEK PERIODS ENDED
MARCH 30, 2019 AND MARCH 31, 2018
(Amounts in thousands)
(Unaudited)
	Twenty-Six Week Periods Ended
	March 30, 2019	March 31, 2018
Net cash provided by operating activities	$452,997	$453,684

Adjustments:
Changes in assets and liabilities, net of effects from acquisitions of businesses	69,377	(9,404)
Interest expense - net (1)	360,123	311,605
Income tax provision - current	125,793	90,892
Non-cash stock compensation expense (2)	(38,273)	(22,703)
Refinancing costs (4)	(3,434)	(1,751)
EBITDA from discontinued operations (6)	—	(364)
EBITDA	966,583	821,959
Adjustments:
Acquisition-related expenses (3)	50,066	6,559
Non-cash stock compensation expense (2)	38,273	22,703
Refinancing costs (4)	3,434	1,751
Other, net (5)	90	11,684
EBITDA As Defined	$1,058,446	$864,656

(1) Represents interest expense excluding the amortization of debt issue costs and premium and discount on debt.

(2) Represents the compensation expense recognized by TD Group under our stock incentive plans.

(3) Represents accounting adjustments to inventory associated with acquisitions of businesses and product lines that were charged to cost of sales when the inventory was sold; costs incurred to integrate acquired businesses and product lines into TD Group's operations, facility relocation costs and other acquisition-related costs; transaction-related costs comprising deal fees; legal, financial and tax due diligence expenses and valuation costs that are required to be expensed as incurred.

(4) Represents costs expensed related to debt financing activities, including new issuances, extinguishments, refinancings and amendments to existing agreements.

(5) Primarily represents foreign currency transaction gain or loss, payroll withholding taxes related to dividend equivalent payments and stock option exercises, and gain or loss on sale of fixed assets.

(6) During the fourth quarter of fiscal 2017, the Company committed to disposing of Schroth in connection with the settlement of a Department of Justice investigation into the competitive effects of the acquisition. Therefore, Schroth was classified as held-for-sale beginning September 30, 2017. On January 26, 2018, the Company completed the sale of Schroth in a management buyout to a private equity fund and certain members of Schroth management for approximately $61.4 million, which included a working capital adjustment of $0.3 million that was settled in July 2018.

TRANSDIGM GROUP INCORPORATED
SUPPLEMENTAL INFORMATION - BALANCE SHEET DATA		Table 5
(Amounts in thousands)
(Unaudited)
	March 30, 2019	September 30, 2018
Cash and cash equivalents	$2,441,336	$2,073,017
Restricted cash(1)	387,566	—
Trade accounts receivable - net	1,141,249	704,310
Inventories - net	1,453,044	805,292
Current portion of long-term debt(1)	448,163	75,817
Short-term borrowings-trade receivable securitization facility	299,806	299,519
Accounts payable	318,586	173,603
Accrued current liabilities	659,638	351,443
Long-term debt	16,509,181	12,501,946
Total TD Group stockholders' deficit	(1,491,778)	(1,808,471)
(1) In connection with the closing of the Esterline acquisition, TransDigm announced a cash tender offer for any and all of the outstanding senior notes due 2023 (herein the "2023 Notes"). The 2023 Notes were issued by Esterline in April 2015 and remained outstanding as of the acquisition date. At March 30, 2019, the funds for the redemption of the 2023 Notes were held in trust and were committed to be used to redeem all of the 2023 Notes. The funds were restricted to the redemption of the 2023 Notes, and as such, are presented as restricted cash in the condensed consolidated balance sheet at March 30, 2019. On April 15, 2019, the Company redeemed the 2023 Notes thereby fully extinguishing the debt.

TRANSDIGM GROUP INCORPORATED
SUPPLEMENTAL INFORMATION - RECONCILIATION OF EBITDA,
EBITDA AS DEFINED TO NET INCOME AND REPORTED EARNINGS
PER SHARE TO ADJUSTED EARNINGS PER SHARE GUIDANCE MID-POINT			Table 6
FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2019
(Amounts in millions, except per share amounts)
(Unaudited)
	Issued May 7, 2019 - Current	Issued February 5, 2019 - Prior
	GUIDANCE MID-POINT	GUIDANCE MID-POINT	CHANGE
	Year Ended	Year Ended
	September 30,	September 30,
	2019	2019
Net income	$705	$874	$(169)
Adjustments:
Depreciation and amortization expense	220	143	77
Interest expense - net	880	725	155
Income tax provision	227	244	(17)
EBITDA	2,032	1,986	46
Adjustments:
Acquisition-related expenses and adjustments (1) and other, net (1)	235	32	203
Non-cash stock compensation expense (1)	74	72	2
Refinancing costs (1)	4	—	4
Gross Adjustments to EBITDA	313	104	209
EBITDA As Defined	$2,345	$2,090	$255
EBITDA As Defined, Margin (1)	43.1%	49.9%	(6.8)%

Earnings per share	$12.09	$15.10	$(3.01)
Adjustments to earnings per share:
Inclusion of the dividend equivalent payments	0.43	0.43	—
Non-cash stock compensation expense	0.98	0.99	(0.01)
Acquisition-related expenses and adjustments and other, net	3.52	0.48	3.04
Refinancing costs	0.04	—	0.04
Reduction in income tax provision due to excess tax benefits on stock compensation	(0.25)	(0.24)	(0.01)
Adjusted earnings per share	$16.81	$16.76	$0.05

Weighted-average shares outstanding	56.3	56.3
(1) Refer to Table 2 above for definitions of Non-GAAP measurement adjustments.

TRANSDIGM GROUP INCORPORATED
SUPPLEMENTAL INFORMATION
CURRENT FISCAL YEAR 2019 GUIDANCE VERSUS PRIOR FISCAL YEAR 2019 GUIDANCE			Table 7

(Amounts in millions, except per share amounts)
(Unaudited)
	Current	Prior
	Fiscal Year 2019	Fiscal Year 2019
	Guidance	Guidance	Change at
	Issued May 7, 2019	Issued February 5, 2019	Mid-Point
Sales	$5,395 to $5,485	$4,145 to $4,235	$1,250

GAAP Net Income from Continuing Operations	$686 to $724	$855 to $893	$(169)

GAAP Earnings Per Share from Continuing Operations	$11.75 to $12.43	$14.76 to $15.44	$(3.01)

EBITDA As Defined	$2,325 to $2,365	$2,065 to $2,115	$255

Adjusted Earnings Per Share	$16.47 to $17.15	$16.42 to $17.10	$0.05

Weighted-Average Shares Outstanding	56.3	56.3	—